FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of October 14, 2021, by and between Listed Funds Trust and Foreside Fund Services, LLC (together, the “Parties”) is effective as of April 8, 2026.

WHEREAS, the Parties wish to amend the Agreement to update the address of the Distributor; and,

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and,

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.     All references in the Agreement to the address of the Distributor as Three Canal Plaza, Suite 100, Portland, ME 04101 are hereby deleted in their entirety and replaced by 190 Middle Street, Suite 301, Portland, ME 04101.

3.     Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

4.     Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

5.     This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

LISTED FUNDS TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Chad Fickett	By:	/s/ Teresa Cowan

Name:	Chad Fickett	Name:	Teresa Cowan
Title:	Secretary	Title:	President
Date:	April 8, 2026	Date:	4.10.26

EXHIBIT A

Fund Names

Overlay Shares Enhanced Equity Fund
Overlay Shares Hedge Equity Fund